Exhibit 99.2

Microbot Medical Raises a Total of $7.6 Million in Gross Proceeds from Four Recent Registered Direct Offerings

●	Microbot Medical Closes Fourth Registered Direct Offering Priced At-The-Market under Nasdaq Rules

HINGHAM, Mass., June 28, 2023 (GLOBE NEWSWIRE) — Microbot Medical Inc. (Nasdaq: MBOT) today announced that it closed its previously announced registered direct offering for the purchase and sale of 624,618 shares of the Company’s common stock at a purchase price of $3.25 per share of common stock priced at-the-market under Nasdaq rules. In addition, in a concurrent private placement, the Company issued unregistered series D preferred investment options. The series D preferred investment options to purchase up to 312,309 shares of common stock have an exercise price of $3.19 per share and are immediately exercisable for a period of five and one-half years following issuance.

H.C. Wainwright & Co. is acted as the exclusive placement agent for the offerings.

The gross proceeds to the Company from the offerings were approximately $2 million, before deducting the placement agent’s fees and other offering expenses payable by the Company. The aggregate gross proceeds to the Company from this offering and the registered direct offerings which closed on May 23, 2023, May 24, 2023, and June 6, 2023, in each case before deducting the placement agent’s fees and other offering expenses payable by the Company, were approximately $7.6 million. The Company intends to use the net proceeds from the offerings for the continued development, commercialization and regulatory activities for the Company’s LIBERTY® Robotic System, expansion and development of additional applications derived from the Company’s existing IP portfolio, and for working capital and other general corporate purposes.

The shares of common stock described above (but not the series D preferred investment options issued in the concurrent private placement or the shares of common stock underlying such series D preferred investment options) were offered by the Company pursuant to a “shelf” registration statement on Form S-3 (File No. 333-250966) previously filed with the Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on December 4, 2020. The offering of the shares of common stock was made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A final prospectus supplement and accompanying prospectus relating to the registered direct offering was filed with the SEC. Electronic copies of the final prospectus supplement and accompanying prospectus may be obtained on the SEC’s website at http://www.sec.gov or by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at (212) 865-5711 or e-mail at placements@hcwco.com.

The series D preferred investment options described above were issued in a concurrent private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder and, along with the shares of common stock underlying the series D preferred investment options, have not been registered under the Securities Act, or applicable state securities laws. Accordingly, the series D preferred investment options and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Microbot Medical

Microbot Medical Inc. (NASDAQ: MBOT) is a pre-clinical medical device company that specializes in transformational micro-robotic technologies, with the goals of improving clinical outcomes for patients and increasing accessibility through the natural and artificial lumens within the human body.

The LIBERTY Robotic System aims to improve the way surgical robotics are being used in endovascular procedures today, by eliminating the need for large, cumbersome, and expensive capital equipment, while reducing radiation exposure and physician strain. The Company believes the LIBERTY Robotic System’s remote operation has the potential to be the first system to democratize endovascular interventional procedures.

Further information about Microbot Medical is available at http://www.microbotmedical.com.

Safe Harbor

Statements to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Microbot Medical Inc. and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, the intended use of proceeds from the offerings, market conditions, risks inherent in the development and/or commercialization of LIBERTY, the outcome of its studies to evaluate LIBERTY, whether the Company’s core business focus program and cost reduction plan are sufficient to enable the Company to continue to focus on its LIBERTY technology while it seeks additional working capital, any failure or inability to recruit physicians and clinicians to serve as primary investigators to conduct regulatory studies which could adversely affect or delay such studies, uncertainty in the results of pre-clinical and clinical trials or regulatory pathways and regulatory approvals, uncertainty resulting from the COVID-19 pandemic, need and ability to obtain future capital, and maintenance of intellectual property rights. Additional information on risks facing Microbot Medical can be found under the heading “Risk Factors” in Microbot Medical’s periodic reports filed with the Securities and Exchange Commission (SEC), which are available on the SEC’s web site at www.sec.gov. Microbot Medical disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Investor Contact:

Michal Efraty

+972-(0)52-3044404

IR@microbotmedical.com

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